Exhibit 10.3

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2.


                                SUPPLY AGREEMENT

         THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into effective as of October 11, 2002 (the "Effective Date"), between MEDAMICUS, INC., a Minnesota corporation, with a place of business at 15301 Highway 55 West, Minneapolis, Minnesota 55447 ("MedAmicus"), and MEDTRONIC, INC., THROUGH ITS CARDIAC RHYTHM MANAGEMENT DIVISION, a Minnesota corporation, with a place of business at 710 Medtronic Parkway, Minneapolis, Minnesota 55432 ("Medtronic").

                                    RECITALS:

         1. Medtronic is a manufacturer of medical devices.

         2. MedAmicus is a manufacturer of percutaneous lead introducer kits and other products for use with medical devices.

         3. MedAmicus desires to sell percutaneous lead introducers and other products to Medtronic and Medtronic wishes to purchase these products from MedAmicus all on terms set forth below.

                                   AGREEMENTS:

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable mutual consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         "Affiliate" of a specified person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean the ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

         "Failure of Supply" means (i) MedAmicus' failure, for any reason other than Force Majeure, to provide Product under the terms of this Agreement (failure to provide product, for purposes of this paragraph, means that MedAmicus fails to provide full quantity of product scheduled on a Medtronic purchase order within ten (10) days of the scheduled delivery date three (3) or more times within any 6-month period), (ii) MedAmicus' failure due to Force Majeure to deliver any Product ordered in accordance with the provisions of this Agreement by the date scheduled for delivery thereof, including but not limited to a failure to deliver Product which conforms to the Specifications therefor, which failure is not cured within three (3) months after MedAmicus is notified of such failure, (iii) MedAmicus is prevented from delivering Product as a result of bankruptcy, business failure, or similar event, or (iv) if MedAmicus materially breaches this Agreement and does not cure such breach within thirty
(30) days after notice by Medtronic.

         "Field of Use" means [ * * * ].

         "Force Majeure" means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar event.

         "Intellectual Property" means U.S. and foreign patents and patent applications, know-how, manufacturing processes, trade secrets, inventions, discoveries and technical information including but not limited to information embodied in drawings, designs, copyrights, copyright applications, trademarks and trademark applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications, and improvements to any of the foregoing.

         "Introducer(s)" means introducer sheaths designed to gain venous access for passing diagnostic and therapeutic devices in the body, not to exceed 9-1/2 inches in length.

         "Introducer Kit(s)" means the Medtronic SoloTrak Introducer Kit and the Medtronic PLI Introducer Kit.

         "Licensed Intellectual Property" means, with respect to a Failure of Supply of Product, all Intellectual Property owned or otherwise licensable by MedAmicus to enable Medtronic to make, have made, and use and sell Product.

         "MedAmicus" means MedAmicus, Inc. and its Affiliates.

         "MedAmicus Slitter(s)" means any slitter sold to Medtronic under this Agreement, whether as a component in a Product, or as a separate Product, as set forth on Exhibit A, and as may be set forth in a written amendment signed by both parties.

         "MedAmicus VIP+" means the MedAmicus VIP+ Introducer as set forth on Exhibit A, and as may be set forth in a written amendment signed by both parties.

         "Medtronic" means Medtronic, Inc. and its Affiliates.

         "Medtronic Model 6216" means the therapy delivery system in the current configuration as manufactured by MedAmicus for Medtronic, and as set forth on Exhibit A, and as may be set forth in a written amendment signed by both parties.

         "Medtronic Model 6218" means the therapy delivery system in the current configuration as manufactured by MedAmicus for Medtronic, and as set forth on Exhibit A, and as may be set forth in a written amendment signed by both parties.

         "Medtronic Model 10600" means the therapy delivery system in the current configuration as manufactured by MedAmicus for Medtronic, and as set forth on Exhibit A, and as may be set forth in a written amendment signed by both parties.

         "Medtronic PLI Introducer Kit(s)" means that peelable, non-slittable introducer kit manufactured by MedAmicus for Medtronic, with or without a Safety Needle, as set forth on Exhibit A, and as may be set forth in a written amendment signed by both parties.

         "Medtronic SoloTrak Introducer Kit(s)" means that slittable introducer kit manufactured by MedAmicus for Medtronic, with or without a Safety Needle, as set forth on Exhibit A and as may be set forth in a written amendment signed by both parties.

         "[ * * * ]Technology" means [ * * * ] Patent No. [ * * * ].

         "Product(s)" means the Therapy Delivery Systems, the Introducer Kits, the Safety Needles, the MedAmicus Slitters and the MedAmicus VIP+ sold by MedAmicus to Medtronic under this Agreement.

         "Safety Needles" means the MedAmicus Axia RSN(TM) Safety Needles set forth on Exhibit A.

         "[ * * * ] Technology" means all Intellectual Property heretofore and hereafter owned by MedAmicus or acquired by or licensed to MedAmicus relating to the design, manufacture, use or sale of the [ * * * ], including without limitation, U.S. Patent Numbers [ * * * ] and subsequently filed patent applications relating to the [ * * * ].

         "Specifications" means Medtronic's specifications for manufacturing, packaging and quality assurance for the Products as set forth on Exhibit A, with such changes thereto as the parties may mutually agree through a written amendment signed by both parties.

         "Therapy Delivery Systems" means the Medtronic Model 6216, Medtronic Model 6218 and Medtronic Model 10600 Therapy Delivery Systems as set forth on Exhibit A, and as may be set forth in a written amendment signed by both parties.

                                    ARTICLE 2
                                SUPPLY OF PRODUCT

         2.1 Therapy Delivery Systems.

                  (a) Medtronic Model 6216 and Medtronic Model 6218. Medtronic will purchase exclusively from MedAmicus all of Medtronic's requirements for Medtronic Model 6216 and Medtronic Model 6218 at the prices set forth on Exhibit
B. Notwithstanding the foregoing, Medtronic reserves the right, at any time concurrent with purchasing the Medtronic Model 6216 and Medtronic Model 6218 from MedAmicus, to manufacture the Medtronic Model 6216 and Medtronic Model 6218 at its own facility should Medtronic determine, in its sole discretion, that market demands necessitate additional manufacture of the Medtronic Model 6216 and Medtronic Model 6218 by Medtronic.

                  (b) Medtronic Model 10600. Medtronic will purchase exclusively from MedAmicus all of Medtronic's requirements for Medtronic Model 10600 at the prices set forth on Exhibit B, until January 1, 2003. Thereafter, Medtronic may, at its sole option, continue for the time period it so determines, to purchase its requirements of Medtronic Model 10600 exclusively from MedAmicus at the prices set forth in Exhibit B; or purchase or obtain its requirements of Medtronic Model 10600 from a party other than MedAmicus. Notwithstanding the foregoing, Medtronic reserves the right, at any time concurrent with purchasing the Medtronic Model 10600 from MedAmicus, to manufacture the Medtronic Model 10600 at its own facility should Medtronic determine, in its sole discretion, that market demands necessitate additional manufacture of the Medtronic Model 10600 by Medtronic.

         2.2 Introducer Kits and MedAmicus VIP+.

                  (a) PLI Introducer Kits, SoloTrak Introducer Kits and MedAmicus VIP+. Medtronic agrees to purchase exclusively from MedAmicus all of Medtronic's requirements for PLI Introducer Kits, SoloTrak Introducer Kits and MedAmicus VIP+ at the prices set forth on Exhibit B.

                  (b) Safety Needle Conversion. Provided Medtronic is satisfied, in its sole discretion, with the quality and level of customer and market acceptance of the Safety Needles, Medtronic will begin purchasing all Medtronic PLI Introducer Kits and Medtronic Solo-Trak Introducer Kits for all US distribution (estimated to be 60 percent of current volume) with MedAmicus

Safety Needles after December 1, 2002, and will market the Safety Needle as part of the PLI Introducer Kits and Solo-Trak Introducer Kits. However, this obligation shall exist only if Introducer Kits containing Safety Needles sell in the market at levels equal to or greater than current sales of the Introducer Kits without the Safety Needles. If Medtronic believes, at any time, that sales are unacceptable, MedAmicus shall resume supply of Introducer Kits without the Safety Needles. MedAmicus will sell the Safety Needles or Introducer Kits with Safety Needles to Medtronic at the price set forth in Exhibit B. Medtronic regulatory and marketing personnel will cooperate with MedAmicus to facilitate this transition, and MedAmicus will supply marketing and regulatory material to support the product launch. MedAmicus, at its own expense, will supply Medtronic with sterile pouched non-engineered sharps protected needles for use by salespeople, if necessary, in facilitating the transition. MedAmicus has assured Medtronic that moving to Kits with safety needles will not result in an obsolescence issue for Medtronic, and Medtronic has relied on that assurance in agreeing to this position.

         2.3 Additional Introducers and Alternative Technology. MedAmicus is aware that Medtronic is interested in identifying new and different technology to facilitate the implant process. Medtronic may identify new technology in several categories: [ * * * ].

         If Medtronic desires to pursue a [ * * * ], Medtronic shall not enter into a supply agreement for the purchase of such [ * * * ] without first notifying MedAmicus of such [ * * * ] and allowing MedAmicus six (6) months from the date set forth in such notification to produce an identical product. Medtronic may pursue [ * * * ] and [ * * * ] without restriction.

         2.4 MedAmicus Slitters. In addition to providing Medtronic with MedAmicus Slitters as components of the Medtronic Introducer Kits and Therapy Delivery Systems, MedAmicus shall sell to Medtronic MedAmicus Slitters at the price set forth on Exhibit B, at the quantities requested by Medtronic through a purchase order. Nothing herein shall prohibit Medtronic from purchasing or obtaining slitters from a party other than MedAmicus at any time. In the event Medtronic intends to completely stop buying MedAmicus Slitters, it shall provide MedAmicus with one hundred eighty (180) days written notice of such event. This notice provision shall not impose obligations for forecasting or committing to purchase orders other than those set forth in Article 3.

                                    ARTICLE 3
                              GENERAL SUPPLY TERMS

         3.1 No Minimum. There are no minimum purchase obligations of Medtronic for any of the Products purchased hereunder.

         3.2 Manufacture and Sale of Products. MedAmicus agrees to sell the Products to Medtronic under the terms of this Agreement. MedAmicus will manufacture the Products in accordance with the Specifications referenced on Exhibit A, or as amended hereunder.

         3.3 Change Notification. If MedAmicus finds it necessary or desirable to make any changes to the process or materials used to produce the Products, MedAmicus shall give Medtronic written notice and not implement any change to primary tooling without Medtronic's consent, which shall not be unreasonably withheld. Medtronic will respond to any Change Notification request within one
(1) business day; in the event that Medtronic's response includes a request for more time to consider the change, MedAmicus shall not unreasonably withhold consent to such a request. Examples of changes to be reported include but are not limited to:

                  (a) New (different type) of raw material used in produce the Product

                  (b) New process or new technology used to produce the Products.

                  (c) New, repaired or modified primary tooling used to produce the Product.

                  (d) Any change deviating from the requirements listed on the engineering specification or drawing.

                  (e) New sources for the materials and/or components used to manufacture the Product.

                  (f)      New or changed manufacturing facility.

                  (g) Changes to design documentation following initial production release.

                  (h)      Changes to inspection processes.

                  (i)      Changes that modify process flow/sequence of events.

         Similarly, if Medtronic finds it necessary or desirable to change any such Specifications, it will so notify MedAmicus. MedAmicus will use its best efforts to make any such changes relating to a regulatory or safety issue, and will use all reasonable efforts to effect any other requested changes, in either case at such an adjusted purchase price as Medtronic and MedAmicus may agree to in writing pursuant to good faith negotiations. If such change would materially affect the price or delivery date, the parties shall mutually agree on equitable adjustments thereto.

         3.4 Packaging and Labeling. All Products will be packaged and labeled in accordance with any applicable Specifications.

         3.5 Raw Materials. Unless otherwise specified by Medtronic upon request for price quote for any Product to be fabricated and/or assembled pursuant to the terms of this Agreement, all raw material to be used in the fabrication and/or assembly by MedAmicus of any Product for Medtronic shall be purchased by MedAmicus. MedAmicus shall purchase sufficient quantities if available such that MedAmicus shall at all time have adequate raw material on hand to comply with Medtronic's forty-five (45) day requirements.

         3.6 Tooling. Currently, all tooling used to produce the Products, with the exception of some of the tooling used to produce the Therapy Delivery Systems, is owned by MedAmicus. If Medtronic supplies unique tooling in the future, the following will apply: Any such tooling supplied or purchased by Medtronic to or from MedAmicus shall be and remain the property of Medtronic. MedAmicus shall store and maintain such tooling in good working condition, shall insure it at full replacement value under an all-risk policy of property insurance endorsed to name Medtronic as an additional insured with respect to such tooling, and shall not relocate said tooling without the express written permission of Medtronic. All direct charges for maintenance, repair or replacement after expiration of useful life of any Medtronic tooling by MedAmicus or any third party, other than that which may be caused by misuse of any tooling by MedAmicus will be the sole financial responsibility of Medtronic. MedAmicus shall use such tooling only in the manufacture of Medtronic Products and shall return said tooling without cost other than freight and packaging charges to Medtronic at any time upon the written request of Medtronic.

         3.7 Price and Payment.

                  (a) Price. The parties agree that the selling price for the Products set forth herein shall apply to all purchase orders issued by Medtronic in accordance with this Agreement after the Effective Date and before the expiration or termination of this Agreement, provided however that all such guaranteed pricing shall be subject to annual review in December of each year and possible changes or immediate charge per occurrence only for the following additional direct costs incurred by MedAmicus:

                           (i) All costs quoted by MedAmicus to be incurred due
to the modification, revision, or redesign of any of the initial Product Specifications provided by Medtronic.

                           (ii) Any direct labor cost increase or decrease to
MedAmicus with respect to the fabrication and/or assembly of any Medtronic Product only, which change shall be limited to one (1) consecutive twelve (12) month period not to exceed the cost of living index increase in the U.S. Consumer Price Index for all Urban Consumers for the relevant time.

                           (iii) If applicable, any increase or decrease in the
cost to MedAmicus of any material, goods, or services which Medtronic directs MedAmicus to purchase from any independent third party vendor. Third party supplier must provide adequate justification for price increases. If adequate justification is not provided, Medtronic and MedAmicus agree to work jointly to contain pricing with third party supplier. Medtronic will pay MedAmicus for each shipment of Products within 30 days of MedAmicus' invoice.

                  (b) Most-Favored Pricing. If MedAmicus offers a product comparable in quality and design to any Product covered by this Agreement to any third party at pricing or terms more favorable (based on comparable quantities) than this Agreement, MedAmicus will promptly notify Medtronic and extend the more favorable pricing or terms to Medtronic.

                  (c) Price Reductions. On an ongoing basis, MedAmicus will use reasonable commercial efforts to reduce the cost of Products and will in good faith negotiate price reductions to equitably share the resulting cost savings with Medtronic.

                  (d) Invoicing and Payment. Invoices for Product shall be addressed to Medtronic's Accounts Payable Department. Such invoices shall bear the purchase order number and details of the goods delivered. Any items such as value added tax payable shall be separately itemized at the applicable rate.

         3.8 Shipment. Unless otherwise agreed in writing by MedAmicus, the Products will be shipped FOB MedAmicus' loading dock at Minneapolis, Minnesota, or FOB the loading dock of the party providing final shrink wrapping of the Products, if applicable.

         3.9 Purchase Orders and Forecasts. Medtronic agrees to provide MedAmicus a non-binding twelve (12) month rolling forecast, or Procurement Requirement Plan, of Medtronic's reasonably expected monthly order volume for each of the Products, with the exception of the MedAmicus VIP+, for the forthcoming year. Medtronic agrees to update the forecast monthly. All purchases of the Products will be initiated pursuant to Medtronic purchase orders, which are subject to acceptance by MedAmicus. Products will be ordered via standard Medtronic purchase orders, which may be submitted via mail, fax or, if mutually agreed by the parties, electronic data interchange (EDI). MedAmicus will promptly acknowledge receipt of orders. Orders will be deemed accepted upon receipt, unless MedAmicus provides notice of rejection within five (5) business days.

         In order of priority, the terms of any order will be defined by the terms of (a) this Agreement and (b) the typed portions of Medtronic's purchase order, (c) the typed portions of MedAmicus' acceptance, (d) the printed terms of Medtronic's order, and (e) the printed terms of MedAmicus' acknowledgement.

         Medtronic will place orders at least forty-five (45) days prior to the scheduled delivery date. Medtronic may reschedule delivery dates within a purchase order if mutually agreed upon by MedAmicus. Medtronic shall have the right upon reasonable notice to MedAmicus to increase by purchase order its requirements for Product in whatever quantity is reasonably necessary to meet both Medtronic's current and future requirements, provided however that any increase or decrease in excess of fifty percent (50%) of any Product ordered by Medtronic over that purchase in the preceding six months shall require a minimum sixty (60) day notice.

         3.10 Delivery. Delivery of Product shall be effected by MedAmicus within agreed upon Product lead times. MedAmicus shall notify Medtronic of any obstacles to meeting these lead times and any changes to lead times shall be mutually agreed upon by both parties. The period specified above in this

Article, and any other agreed delivery period, is a firm commitment by MedAmicus and time of delivery shall be of the essence for all purchase orders placed under this Agreement.

                  (a) Early Delivery. Medtronic shall not be obliged to accept any deliveries tendered before the agreed date and may return the Product to MedAmicus at MedAmicus' sole risk and expense if delivered more than five days early. Alternatively Medtronic may elect to retain such Products and keep them in trust for and at the risk of MedAmicus and pay the price thereof in accordance with this Agreement upon receipt of any invoice effective at the agreed date of delivery.

                  (b) Notice of Delay in Delivery. MedAmicus shall promptly notify the appropriate Medtronic buyer, by fax, phone, or e-mail of any prospective delay in delivery and MedAmicus shall obtain Medtronic's prior approval before shipment. If the delivery of the Products is delayed through no fault of Medtronic, Medtronic may, at its option, require MedAmicus to deliver the Products by means of premium transport identified by Medtronic with shipping costs to be borne by MedAmicus.

                  (c) Drop shipping. MedAmicus agrees to drop ship Products to third party fabricators identified by Medtronic. MedAmicus will invoice the cost of Products to such third party fabricators as are mutually agreed upon by Medtronic and MedAmicus. In case of default in payment by such a third party fabricator, Medtronic will be responsible for payment for Products unless loss or damage of Products is a direct result of improper packaging by MedAmicus.

                  (d) Allocation. Upon receipt of a purchase order from Medtronic, MedAmicus' obligation shall be to exercise its best efforts to comply with all requested receipt dates. Should MedAmicus be unable to meet its delivery obligation for Products, such as amounts or delivery date, in addition to any other rights hereunder, Medtronic shall be a preferred customer for delivery of what Product is available and in no case shall receive less than a pro rata share based on volume purchased over the preceding calendar year. If MedAmicus cannot supply the full amount of the order within the time requested, Medtronic may cancel any or all of such order. If MedAmicus delivers Products more than three (3) days late to requested date, MedAmicus' delivery rating will be negatively affected.

         3.11 Compliance with Laws and Regulations.

                  (a) MedAmicus represents and warrants to Medtronic that all Product will comply with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect materially relating to its manufacture of the Products. Without limitation, MedAmicus represents and warrants to Medtronic that the Products delivered to Medtronic under this Agreement will have been manufactured in accordance with U.S. Food and Drug Administration ("FDA") Good Manufacturing Practices and MedAmicus' ISO-9001 certifications, and all applicable ISO standards and certified processes, and that no Products delivered by MedAmicus to Medtronic will be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. Additionally, MedAmicus represents and warrants that Products delivered to Medtronic hereunder will be manufactured in accordance with all other quality standards and assurance plans referenced in the Specifications. Subject to the non-disclosure requirements of Section 12.1, MedAmicus will provide reasonable access for Medtronic's regulatory personnel from time to time to the facilities and records of MedAmicus for the purpose of confirming MedAmicus' compliance with any applicable FDA Good Manufacturing Practices and all other applicable requirements noted in this section.

                  (b) Medtronic is responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect, including without limitation, applicable import and export laws, materially relating to its purchase, distribution or commercial sale of the Products. MedAmicus will provide to Medtronic the right to reference appropriate sections of MedAmicus' FDA submissions for the Slitter Technology, or other MedAmicus Technology, as are relevant to Medtronic's regulatory approval efforts for the Product

         3.12 Non-Conforming Product.

                  (a) Medtronic will have the right to reject any Product which does not meet the applicable Specifications, until the later of twelve (12) months from shipment or the "use before" date marked on the packaging.

                  (b) In the event that any Product does not meet applicable Specifications and Medtronic has notified MedAmicus, MedAmicus will replace such Product free of charge and MedAmicus shall cover expenses (including freight and customs clearance, if any) incurred by Medtronic in connection with (1) shipment of replacement Product to the same location and (2) shipment of the non-conforming Product back to MedAmicus (if so requested by MedAmicus). In the event of a rejection of defective Product, MedAmicus will ship replacement Product within thirty (30) days of its receipt of a proper rejection notice from Medtronic.

         3.13 Approvals.

                  (a) For all Medtronic labeled Product hereunder, Medtronic will be responsible for obtaining any regulatory and agency approvals. MedAmicus will provide reasonably necessary assistance to Medtronic in obtaining those approvals.

                  (b) For all MedAmicus labeled Product hereunder, MedAmicus will be responsible for obtaining any regulatory and agency approvals. Medtronic will provide reasonably necessary assistance to MedAmicus in obtaining those approvals.

                  In addition, regarding MedAmicus labeled Product:

                           (i) MedAmicus warrants that Product has been cleared
by the U.S. Food and Drug Administration for commercial sale in the United States and that the Product has received the requisite CE mark for sales outside the United States. FDA approval and the CE mark are material terms of this Agreement. MedAmicus shall notify Medtronic immediately of any recall of the Product or if the approved status of the Product is called into question for any reason.

                           (ii) MedAmicus shall retain responsibility for
complaint handling, and agrees to maintain complaint records consistent with the MDR requirements established by the FDA. Medtronic agrees to forward any complaints it receives regarding the Product from any Medtronic customer to MedAmicus promptly. MedAmicus shall notify Medtronic of any complaints it receives regarding the Product from any of its customers within one (1) working day.

                           (iii) In the event of a product problem, MedAmicus
agrees to manage the response process and to work in good faith with Medtronic's regulatory organization to determine FDA strategy. MedAmicus recognizes the importance to Medtronic of its strong relationship with customers, and MedAmicus therefore agrees to allow Medtronic to participate in notifying Medtronic customers of a Product problem, if Medtronic wishes.

                           (iv) If MedAmicus makes any change in regulatory
status in any country in which Product is sold, MedAmicus will notify Medtronic.

                           (v) All relevant quality related documents shall be
kept on file by MedAmicus for a minimum of five (5) years, and shall be presented to Medtronic on request. Records shall be stored in a manner designed to protect against loss, damage, deterioration and misuse.

                  (c) For all Product sold to Medtronic hereunder, in the event of an FDA audit, or an audit by any other relevant regulatory body, MedAmicus shall notify Medtronic immediately of any written findings from the FDA or any other notified body.

         3.14 Subcontracting. MedAmicus may not subcontract any of its obligations under this Agreement without the prior consent of Medtronic, which will not be unreasonably withheld.

         3.15 Warranty. MedAmicus warrants that the Products sold under this Agreement will conform with the Specifications and will be free from defects in material and workmanship at the time of shipment. MedAmicus will repair or replace non-conforming goods, or refund the purchase price, if the Product is returned to MedAmicus prior to the "use before" date stamped on the Product if the product is found by MedAmicus to not conform with the specifications. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR USE.

         3.16 Limitations. Under no circumstances will either party be liable for any indirect, consequential, collateral, special or incidental damages (including, without limitation, loss of profits), with respect to any product or service provided hereunder, whether such claim is based on contract, negligence, strict tort, warranty or any other basis.

         3.17 Last Time Buy. If MedAmicus elects to exit the business of making any Product, MedAmicus shall give Medtronic notice two (2) years before such exit and give Medtronic the opportunity for a last time buy.

                                    ARTICLE 4
                       FAILURE OF SUPPLY AND FORCE MAJEURE

         4.1 Notice of Force Majeure. Subject to Section 4.3 below, upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

         4.2 Suspension of Performance. Subject to Section 4.3 below, during the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or a part of its obligations hereunder (except for the obligation to pay any amounts due and owing hereunder) to the extent that such suspension is commercially reasonable.

         4.3 Exercise of License Upon Failure of Supply. Upon a Failure of Supply, Medtronic shall have the right to exercise its license rights granted pursuant to Section 4.4 below to manufacture and sell such Product (but not any other Product) itself or have such Product manufactured by others. Such right will terminate at such time as MedAmicus demonstrates an ability to commence manufacturing and shipping on a timely basis.

         4.4 License Grant. MedAmicus hereby grants Medtronic a non-exclusive, perpetual, worldwide, paid-up license to the Licensed Intellectual Property, including, but not limited to, the [ * * * ] to make, have made, use, distribute, sell, offer for sale, have sold, import and otherwise commercialize and exploit the Product; provided that Medtronic may not exercise such license unless and until the occurrence of a Failure of Supply and only for the duration of the Failure to Supply. Medtronic may not sublicense the rights granted in this paragraph, except to the extent required for Medtronic to have the Product manufactured for sale by Medtronic or its affiliates and only for the duration of the Failure to Supply.

         4.5 Technology Support. In support of the license granted pursuant to
Section 4.4 above, MedAmicus shall provide technical support and training and otherwise assist Medtronic in establishing its own manufacturing operations for the production of each Product. MedAmicus will also provide Medtronic with a full and enabling technology transfer (including any tooling, mask works, foundry access, or other critical items necessary for production) relative to Product. Technology Support provided by MedAmicus during the period of Failure to Supply will be promptly returned to MedAmicus at such time as MedAmicus demonstrates an ability to commence manufacturing and shipping on a timely basis.

         4.6 Maintain Licenses in Force. MedAmicus shall comply with all of the provisions of, and shall maintain in full force and effect, all license agreements with third parties pursuant to which MedAmicus is licensee of Intellectual Property included in the Licensed Intellectual Property. MedAmicus shall promptly notify Medtronic if any such third party licensor alleges any breach by MedAmicus of any such license agreement. Medtronic shall be entitled, but not obligated, to cure any alleged breach by MedAmicus of such license agreement and set-off the cost of such cure against amounts otherwise owed to MedAmicus hereunder.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations of MedAmicus. MedAmicus represents, warrants and covenants to Medtronic that:

                  (a) MedAmicus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has full corporate power to conduct the operations in which it is presently engaged and to enter into and perform its obligations under this Agreement.

                  (b) MedAmicus has taken all necessary corporate action under the laws of the State of Minnesota and its charter, bylaws or other governing instruments to authorize the execution and consummation of this Agreement. This Agreement constitutes the valid and legally binding agreement of MedAmicus, enforceable against MedAmicus in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the charter, bylaws or other governing instruments of MedAmicus or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which MedAmicus is a party or by which MedAmicus or any of its assets is bound.

                  (d) All Intellectual Property used by MedAmicus in, or licensed to Medtronic pursuant to Section 4.4 for, the manufacture of Product under this Agreement, other than Intellectual Property provided to MedAmicus by Medtronic expressly for use in the manufacture of Product, will not and does not infringe any Intellectual Property rights of any third party.

                  (e) There are no actions, suits, claims, disputes or proceedings or governmental investigations pending or threatened against MedAmicus or any of its Affiliates with respect to the Intellectual Property used by MedAmicus in, or licensed to Medtronic pursuant to Section 4.4 for, the manufacture of Product under this Agreement, or any Licensed Intellectual Property or the use thereof by MedAmicus, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel. Neither MedAmicus nor any of its officers, directors, employees or consultants has failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other-governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of Medtronic under this Agreement.

         5.2 Representations of Medtronic. Medtronic represents, warrants and covenants to MedAmicus that:

                  (a) Medtronic, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

                  (b) Medtronic has taken all necessary corporate action under the laws of the state of its incorporation and its articles of incorporation and bylaws to authorize the execution and consummation of this Agreement. This Agreement constitutes the valid and legally binding agreement of Medtronic, enforceable against Medtronic in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the articles and bylaws of Medtronic or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Medtronic is a party or by which Medtronic or any of its assets is bound.

                                    ARTICLE 6
                        EXPECTATIONS AND QUARTERLY REVIEW

         6.1 Reviews. Medtronic may provide regular performance feedback to MedAmicus and conduct a quarterly review of this Agreement. Upon such review Medtronic and MedAmicus shall review quality, delivery, lead time, incremental sales opportunities, an action plan for customer diversification, cost improvements, the performance of both parties to the conditions of the Agreement, and the future business direction of the parties. The parties anticipate the review will be used jointly to address any problems, to initiate corrective actions plans (where necessary), and to agree upon any necessary adjustments for the following quarter. Failure to hold a Quarterly review will not relieve MedAmicus from its obligations under this Agreement.

         6.2 Continuous Improvement. Medtronic and MedAmicus may meet at the beginning of each year to develop a Continuous Improvement plan for the year. Medtronic and MedAmicus may meet quarterly to review performance to the plan in the following areas:

                  (a) Quality. Medtronic and MedAmicus shall work together to achieve 100% quality performance on all Products. MedAmicus shall maintain an average lot acceptance rate of no lower than 97% on any Product. If MedAmicus' lot acceptance rating falls below 97% and is not corrected within 90 days, Medtronic may terminate this Agreement, in whole or in part. MedAmicus shall have a closed-loop corrective action system in place.

                  (b) Total Cost. MedAmicus shall continually work together with Medtronic to identify and eliminate costs in the fabrication, assembly or packaging of any currently manufactured Product or subsequently quoted product. MedAmicus shall furnish Medtronic with an analysis of potential cost savings on an annual basis beginning one year from the date of this agreements execution. Potential cost savings which could reasonably be anticipated by process changes in the following areas:

                           1)       Tooling
                           2)       Raw Materials
                           3)       Method of Production
                           4)       Testing and Inspection
                           5)       Packaging and special handling
                           6)       Assembly and shipping
                           7)       Third Party suppliers
                           8)       Product design and specifications
                           9)       Quantity of components/Products.

         6.3 Responsiveness. MedAmicus shall provide an initial response to any Medtronic request related to the appropriate Medtronic employee within one working day. MedAmicus shall respond to Medtronic Requests for Quote within one week.

                                    ARTICLE 7
                              INTELLECTUAL PROPERTY

         7.1 Medtronic Intellectual Property.

                  (a) Medtronic Property. Except as contemplated by Section 7.1(b) below, all tooling, patterns, dies, gauges, jobs, fixtures, and all specifications, drawings, samples, designs, software, firmware, programs, formulae, and other items, information and Intellectual Property, including, without limitation, improvements to any Product furnished by Medtronic to MedAmicus in connection with this Agreement shall only be used in the performance of work for Medtronic; and shall remain the property of Medtronic; and together with all copies thereof shall be disposed of or returned in good repair, normal wear and tear excepted, by MedAmicus to Medtronic at Medtronic's direction and expense upon Medtronic's request. MedAmicus assumes risk of loss and damage to said items while in its possession or under its control. MedAmicus shall notify Medtronic promptly whenever any items of Medtronic's tangible property are in need of repair or replacement. Medtronic's property shall be marked or otherwise adequately identified by MedAmicus as property of Medtronic for use only under this Agreement and shall be safely stored. MedAmicus waives any right it may have in law or equity to withhold Medtronic's property.

                  (b) License Grant. Medtronic hereby grants MedAmicus a nonexclusive, worldwide fully paid license of the [ * * * ] Technology to use, manufacture or sell [ * * * ] outside the Field of Use for the term of this Agreement and any extensions of this Agreement pursuant to Section 9.1 below (the "[ * * * ] License"). MedAmicus may not sublicense MedAmicus' rights under the [ * * * ] License.

                  In consideration for the [ * * * ] License, MedAmicus agrees to [ * * * ] the [ * * * ] price from [ * * * ] to [ * * * ] per [ * * * ] as set forth on Exhibit B. In the event that this Agreement terminates, the Parties agree to use the process set forth in Exhibit C to determine MedAmicus rights and obligations going forward.

                  (c) No Other License. Other than as expressly set forth in this Article 8.1(b), no license to any Medtronic Intellectual Property is granted herein, and any other Medtronic Intellectual Property disclosed by Medtronic to MedAmicus hereunder shall be used solely for the purpose of producing Product for Medtronic hereunder.

         7.2 MedAmicus Intellectual Property. No license to any MedAmicus Intellectual Property is granted herein, except as set forth in Article 4, or elsewhere in this Agreement.

                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1 Indemnification by MedAmicus. MedAmicus shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnified persons are referred to in this Section as "Medtronic") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which Medtronic may incur as a result of any injury, death, property damage, or other loss or damage (including reasonable costs and legal fees incident thereto) (collectively "Medtronic Damage"), but only to the proportional extent the Medtronic Damage arises out of (i) the breach by MedAmicus of any if its representations, warranties, covenants or agreements contained in this Agreement, or (ii) any act or omission of MedAmicus, or its agents or employees resulting in personal injury, except to the extent of injury or damage due to Medtronic's negligence or fault.

         8.2 Indemnification by Medtronic. Medtronic shall indemnify, defend and hold harmless MedAmicus and each of its subsidiaries, officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnified persons are referred to in this Section as "MedAmicus") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which MedAmicus may incur as a result of any injury, death, property damage, or other loss or damage (including reasonable costs and legal fees incident thereto) (collectively "MedAmicus Damage") but only to the proportional extent the MedAmicus Damage arises out of (i) the breach by Medtronic of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) any act or omission of Medtronic, or its agents or employees resulting in personal injury, except to the extent of injury or damage due to MedAmicus' negligence or fault.

         8.3 Third Party Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim in accordance with this Article 8, including the employment of counsel reasonably satisfactory to the indemnified party. Regardless of which party is controlling the settlement or defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party with all fees, costs and expenses of such counsel borne by the indemnifying party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related expenses as incurred by the indemnified party pursuant to Article 8.

                                    ARTICLE 9
                              TERM AND TERMINATION

         9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, shall continue in full force and effect until October 11, 2007. The Agreement may be extended upon the mutual written agreement of the parties.

         9.2 Termination. Notwithstanding the provisions of Section 9.1 above, this Agreement may be terminated in accordance with the following provisions:

                  (a) By written notice from MedAmicus to Medtronic in the event of (i) a breach of any material term of this Agreement by Medtronic that is not cured within sixty (60) calendar days after receipt by Medtronic of written notice from MedAmicus specifying the nature of and basis for the asserted breach; provided, that if such breach cannot reasonably be cured within sixty
(60) days, such breach shall be deemed cured if Medtronic commences to cure such breach within such 60-day period and diligently thereafter prosecutes such cure, or (ii) the commencement by or against Medtronic of any bankruptcy, insolvency or reorganization proceeding which has not been dismissed within sixty (60) days after commencement; or

                  (b) By written notice from Medtronic to MedAmicus in the event of (i) a breach of any material term of this Agreement by MedAmicus that is not cured within sixty (60) calendar days after receipt by MedAmicus of written notice from Medtronic specifying the nature of and basis for the asserted breach; provided, that if such breach cannot reasonably be cured within sixty
(60) days, such breach shall be deemed cured if MedAmicus commences to cure such breach within such 60-day period and diligently thereafter prosecutes such cure, or (ii) the commencement by or against MedAmicus of any bankruptcy, insolvency or reorganization proceeding which has not been dismissed within sixty (60) days after commencement.

         9.3 Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations (in addition to such rights, obligations and remedies they may have at law and in equity with respect to any breach of this Agreement):

                  (a) Termination shall not release either party from the obligation to make payment of all amounts due and payable prior to such termination.

                  (b) Upon termination of this Agreement, each party will within thirty (30) days return to the other all tangible Confidential Information (as defined in Section 10.1) of the other party (except one copy which may be retained by legal counsel solely for evidentiary purposes in the event of a dispute).

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Non-Disclosure. Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained during the term of this Agreement until the expiration of five (5) years after the termination or expiration of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future Affiliates, employees, officers, agents, or consultants during the term of this Agreement and for a period of five (5) years thereafter.

         For purposes of this Agreement, "Confidential Information" means information not generally known or recognized as standard practice, and proprietary to one of the parties and includes, without limitation, trade secrets and inventions, information pertaining to research, development, testing studies, test procedures and results, techniques, designs, dimensions, configurations, tolerances, specifications, material chemistry and compounding, information relating to engineering, manufacturing, manufacturing methods, processes, descriptions of raw materials, acquisitions of supplies, purchasing, marketing, selling, servicing, customer lists, business methods and strategies, accounting and licensing, non-public financial information, and other know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

                  (a) was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

                  (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party:

                  (c) is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party's knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosure party with respect thereto;

                  (d) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

                  (e) has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or

                  (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the receiving party.

         All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Proprietary," "Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.

         10.2 Public Announcements. MedAmicus is a public reporting company under the Securities Exchange Act of 1934. MedAmicus agrees that, at least 48 hours prior to the issuance of a press release or public announcement relating to this Agreement, MedAmicus will provide Medtronic a draft of the announcement and the opportunity to comment prior to its scheduled release. Medtronic acknowledges that MedAmicus may be required to file this Agreement with the SEC and consents to such filing, so long as MedAmicus uses reasonable efforts to obtain confidential treatment of appropriate provisions.

         10.3 Relationship. The relationship of Medtronic and MedAmicus pursuant to this Agreement will be that of independent contractors. Neither party has, and will not, represent that it has any power, right or authority to bind or to incur any charges or expenses on behalf of the other party or in the other party's name without the written consent of the other party.

         10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of MedAmicus herein may not be assigned except to any person who succeeds to substantially all of MedAmicus' business, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to all or a substantial portion of Medtronic's business to which this Agreement relates. Any attempted assignment of this Agreement in violation of this Section 10.4 shall be null and void.

         10.5 Entire Agreement. This Agreement and the agreements contemplated herein constitutes the entire agreement of the parties with respect to the subject matter of such agreement and supersedes all previous proposals or agreements, oral or written, including without limitation, the SoloTrak Supply Agreement dated May 3, 1991 between Medtronic and MedAmicus, including the addendums dated November 18, 1992, April 9, 1993, August 1, 1995 and September 11, 1996, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this agreement.

         10.6 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, without giving effect to principles of conflicts of laws.

         10.7 Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof (to the extent specified herein), shall survive such termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.

         10.8 Amendment, Waiver, Discharge, etc. This Agreement may not be amended, released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

         10.9 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

         10.10 Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         10.11 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.12 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Medtronic to:

         Medtronic, Inc.
         Cardiac Rhythm Management Central
         7000 Central Avenue N.E.
         Minneapolis, Minnesota 55432-3576
         Attention:   Loretta Mallak
         FAX:         763-514-3362

and to:

         Medtronic, Inc.
         CRM Legal Dept.
         7000 Central Avenue N.E.
         Minneapolis, Minnesota 55432

if to MedAmicus to:

         MedAmicus Incorporated
         15301 Highway 55 West
         Minneapolis, Minnesota 55447
         Attention:   Mark Kraus
         FAX:         763-559-0148

with a copy to:

         Lindquist & Vennum P.L.L.P.
         4200 IDS Center
         80 South Eighth Street
         Minneapolis, Minnesota 55402
         Attention:   Barbara Lano Rummel

MedAmicus or Medtronic may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

         10.13 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

         10.14 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

         10.15 Dispute Resolution. The Parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement shall be submitted to final and binding arbitration before the Center for Public Resources. The parties covenant that they shall participate in the arbitration in good faith, and that they shall share equally in its costs. The provisions of this Paragraph may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered. The venue of arbitration shall be in Minneapolis, Minnesota. The arbitrator shall apply the substantive law of Minnesota law, other than its arbitration law. The arbitrator will apply federal arbitration law.

         IN WITNESS WHEREOF, each of the parties has caused this Supply Agreement to be executed in the manner appropriate to each.

MEDAMICUS INCORPORATED                   MEDTRONIC, INC.



By: /s/ James D. Hartman                 By  /s/ Dale A. Wahlstrom
   ----------------------------------      -------------------------------------

Print Name   James D. Hartman            Print Name    Dale A. Wahlstrom
          ---------------------------              -----------------------------

Title  President and Chief Executive     Title  Vice President/ General Manager
     --------------------------------         ----------------------------------
Officer                                  Cardiac Rhythm Management Division
-------------------------------------    ---------------------------------------

Date   October 11, 2002                   Date   October 11, 2002
    ---------------------------------         ----------------------------------

Exhibits:
         A        Specifications
         B        Prices
         C        Process for Determining Royalty Payments Upon Termination of
                  Agreement

                                    EXHIBIT A

                                 SPECIFICATIONS


                  Lead Delivery Systems:

                           Medtronic Model 6216
                           Medtronic Model 6218
                           Medtronic Model 10600

                  Introducer Kits:

                           Medtronic Solo Track Kit
                           Medtronic Solo Track Kit with Safety Needle

                           Medtronic PLI Kit
                           Medtronic PLI Kit with Safety Needle

                           MedAmicus Premium Kit

                  Safety Needle:

                           MedAmicus Safety Needle

                  MedAmicus Slitter:

                           MedAmicus Slitter

                  MedAmicus VIP+

                                    EXHIBIT B

                                     PRICES


                  Slitter                                     [ * * * ]
                  5-pack Introducer [ * * * ] by [ * * * ] May 2002 Single Introducer Kit [ * * * ] by [ * * * ] May 2002

                  Premium Kit                                 [ * * * ]

                  Medtronic Model 6216 production             [ * * * ]

                  Medtronic Model 6218 production             [ * * * ]

                  Medtronic Model 6216 Kit                    [ * * * ]

                  Medtronic Model 6218 Kit                    [ * * * ]

                  Medtronic Model 10600                       [ * * * ]

                  Safety Needles
                           Introducer single                  [ * * * ]
                           Introducer 5-pack                  [ * * * ]

                  MedAmicus VIP+                              [ * * * ]

                                    EXHIBIT C

     PROCESS FOR DETERMINING ROYALTY PAYMENTS UPON TERMINATION OF AGREEMENT


         Medtronic recognizes MedAmicus' need to ensure that the license remains in place even in the event that this Agreement expires or is terminated. MedAmicus recognizes Medtronic's need for a royalty payment if the Parties are no longer in a Supplier/Purchaser relationship. Therefore, the Parties agree to the following process to be used in the event that this Agreement expires or is terminated:

(1) Representatives of the parties will exchange royalty proposals within 30 days of this Agreement's termination or expiration.

(2) Within 30 days following the expiration of that 30-day period, representatives of Medtronic and MedAmicus will meet to discuss such royalty proposals.

(3) If those representatives cannot agree upon royalty during their initial meeting, the general manager of Medtronic's CRM Therapy Delivery Business or an equivalent Medtronic executive and a representative of Medtronic's Corporate Development Group shall meet with the CEO of MedAmicus and another MedAmicus representative of the CEO's choice to negotiate a royalty.

(4) If these senior management representatives cannot reach an agreement, Medtronic will have the option to submit the matter to binding arbitration. In the event that the matter goes to arbitration, Medtronic's Vice President of Legal-CRM will work with MedAmicus' counsel to agree on an arbitrator; if they cannot agree, they will each pick an arbitrator, who will work together to pick a third arbitrator who will handle the negotiation.

(5) Throughout the above process, the parties will use their best efforts to reach terms.

(6) MedAmicus' license will continue during the negotiation process set forth above, but royalty payments at whatever rate is determined by negotiation or arbitration shall be due on sales during the negotiation period.